SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 7, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2005, BUCA, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Modesto Alcala, appointing him to serve as the Chief Operating Officer of the Company, such appointment to be effective immediately. Upon execution of the Employment Agreement, the Company entered into a Stock Option Agreement (the “Option Agreement”) with Mr. Alcala, dated as of February 10, 2005, granting him a stock option (the “Option”) to purchase an aggregate of 25,000 shares of Company common stock.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and a copy of the Option Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference. The material terms of the Employment Agreement and the Option Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

BUCA, Inc. discusses under Item 4.02 below expected adjustments to previously issued financial statements.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) In light of other restaurant company restatements, the Company is conducting a review of its accounting policies applicable to leases, leasehold improvements, rent commencement, deferred rent, and other items. Although the analysis is not yet complete, the Company has determined that it has incorrectly applied the accounting rules with respect to certain operating lease transactions. As a result of this determination, the Board of Directors and Audit Committee concluded on February 7, 2005 that it will restate its previously filed financial statements for the fiscal years ended 1999 through 2003 and for the first three quarters of fiscal 2004 to correct for errors in the application of existing generally accepted accounting principles. As a result, the annual financial statements for the years ended December 29, 1999, December 31, 2000, December 30, 2001, December 29, 2002 and December 28, 2003 contained in the Company’s annual reports on Form 10-K and related reports of its independent registered accounting firm, and interim financial statements contained in the Company’s quarterly reports on Form 10-Q for the periods ended March 28, 2004, June 27, 2004 and September 26, 2004 should no longer be relied upon.

The following is a summary of the items that the Company currently expects to restate in its prior period financial statements. Unless specifically identified below, the Company is still in the process of identifying the total financial statement impact for each of the periods ended between fiscal 1999 and fiscal 2004.

1) Historically, when accounting for leases with renewal options, the Company has depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial lease term and option periods of the lease which, when combined, generally ranged from 20 to 30 years (or over the useful life of the asset, if shorter). The Company had deferred its rent costs from the opening date of the restaurant through the initial term of the lease. The Company will restate its financial statements to recognize rent expense on a straight-line basis over the entire lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty. The lease term will commence on the date when the Company becomes legally obligated for the rent payments. As a result, the Company expects to report increased pre-opening and rent expenses in its restated financial statements.

2) The Company has classified all of its leases as operating leases. Because of the change in the lease term, as discussed above, the Company is evaluating whether certain of its restaurant leases should have been recorded as capital leases in accordance with the criteria established in Statement of Financial Accounting Standards (SFAS) No. 13, Accounting for Leases. The effect of the change in accounting for a lease as capital versus operating would be to recognize the value of the leased property as an asset, with a corresponding capital lease obligation and an increase in depreciation and interest expenses offset by a reduction in rent expenses.

3) The Company has netted tenant improvement allowances against the capitalized value of leasehold improvements. The Company has determined that tenant improvement allowances should be recorded as a deferred rent credit and amortized over the life of the lease. The effect of this change in accounting treatment will be equivalent increases in the capitalized leasehold improvements and the deferred rent credit liability. Offsetting increases in depreciation expense and decreases in rent expense are also expected, with no impact to operating income (loss).

4) The Company has capitalized as leasehold improvements certain expenditures, such as utility costs and property tax payments, incurred prior to the restaurant opening. The Company has determined that it should have recognized these expenditures as pre-opening expenses. The effect of this change will be to increase pre-opening expenses and decrease both capitalized leasehold improvements and the subsequent depreciation expense.

5) The Company has provided meals for its restaurant and corporate office employees and certain other meals have been provided for promotional purposes. In the past, these amounts have been included in restaurant sales, with an offsetting charge to either labor costs, direct and occupancy costs, or general and administrative expenses. The Company has determined that these amounts should be eliminated from its consolidated financial statements. This modification will have the effect of decreasing both sales and expenses approximately $2.0 million in fiscal 2000, approximately $4.3 million in fiscal 2001, approximately $6.8 million in fiscal 2002, approximately $7.2 million in fiscal 2003, and approximately $6.7 million in fiscal 2004.

6) Due to rising workers’ compensation and general liability claims, the Company is reevaluating its methodology for developing its reserve estimates for the fiscal years ended December 26, 2004 and December 28, 2003. The effect of an increase in insurance reserves would be an increase in accrued liabilities and direct and occupancy costs.

7) The Company has determined that its policies regarding the capitalization of certain expenditures have not been properly applied. Principally, the Company is reviewing amounts capitalized previously believed to extend the life of assets (i.e., “betterments”) but should have been treated as repair and maintenance expense.

The Company is in the process of completing its review of its financial reporting policies and procedures, thus there can be no assurances that the Company will not find additional accounting issues requiring adjustment. The Company anticipates that its review will be completed on or before March 11, 2005. The Company expects to amend the appropriate filings with the Securities and Exchange Commission to include any restated financial statements.

The Company’s Audit Committee discussed the matters disclosed in this Current Report on Form 8-K pursuant to this

Item 4.02(a) with the Company’s independent registered public accounting firm, Deloitte & Touche, LLP.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 10, 2005, BUCA, Inc. issued a press release announcing the appointment of Modesto Alcala (42 years old) to serve as the Chief Operating Officer of the Company, such appointment to be effective immediately.

In connection with this appointment, the Company entered into an Employment Agreement with Mr. Alcala. The Employment Agreement provides for an annualized base salary of $250,000 in 2005. Mr. Alcala also is eligible for annual incentive bonuses up to a maximum of 40% of his base salary upon the Company obtaining certain annual performance targets. For 2005, Mr. Alcala is guaranteed to receive not less than $50,000 of such potential cash bonus. Mr. Alcala’s employment under the Employment Agreement may be terminated upon notice at any time by the Company, with or without cause. The Employment Agreement provides that if Mr. Alcala is terminated without cause or is terminated because of his death or disability, Mr. Alcala will receive a severance payment equal to six months’ base salary plus a prorata portion of any bonus amount deemed earned during such year. Any such severance payment would be made on a monthly basis over the first six months following such termination. However, if Mr. Alcala is terminated without cause, such payments would cease if at any time during the six months following such termination he accepts other employment. The Employment Agreement also provides Mr. Alcala with certain benefits, including a relocation allowance of $80,000, reimbursement for one house-hunting trip to Minneapolis, reimbursement for temporary housing in the Minneapolis area for a period not to exceed 60 days and for an amount and rate not to exceed $2,800 per month, and a $1,000 per month automobile allowance. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Alcala.

Upon execution of the Employment Agreement, the Company issued Mr. Alcala an option to purchase an aggregate of 25,000 shares of Company stock at an exercise price of $6.55 per share. The option has a term of 10 years and vests with respect to all 25,000 shares as of December 31, 2005.

A copy of the press release is attached as Exhibit 99.2 to this report, a copy of the Employment Agreement is attached as Exhibit 10.1 to this report and a copy of the Option Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference.

Item 8.01. Other Events.

On February 7, 2005, BUCA, Inc. issued a press release announcing that the Securities and Exchange Commission has informed the Company that it has issued a formal order of investigation to determine whether there have been violations of the federal securities laws. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

On February 7, 2005, the Company also announced in a separate press release that it has commenced negotiations with its lenders to amend its current credit agreement. Based on preliminary results for the quarter ended December 26, 2004, the Company believes it is in default of its financial covenants regarding minimum EBITDA and fixed charge coverage ratio. Without a waiver or an amendment of the covenants, a default would permit the Company’s lenders to call all outstanding amounts and terminate their obligations to make further loans.

In addition, the Company also stated that it is reviewing several accounting items as part of its normal end-of-year procedures, including reviewing the amount of any required litigation contingency reserves due to pending litigation in the State of California regarding providing breaks to the Company’s hourly employees, and reviewing the recoverability of the Company’s goodwill related to the Vinny T’s of Boston acquisition in January 2002.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, dated as of February 10, 2005, by and between BUCA, Inc. and Modesto Alcala

10.2	Non-Qualified Stock Option Agreement, dated as of February 10, 2005, by and between BUCA, Inc. and Modesto Alcala

99.1	Press Release, dated February 7, 2005

99.2	Press Release, dated February 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer